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                                                                    Exhibit 4(c)
                              1998 401(K) AGREEMENT

                                     BETWEEN

                              LATROBE STEEL COMPANY

                                       AND

                         UNITED STEELWORKERS OF AMERICA

                                     AFL-CIO

        THIS 401(K) AGREEMENT, dated as of the 3rd day of May, 1998, is between LATROBE STEEL COMPANY, Latrobe, Pennsylvania, or its successors, (hereinafter referred to as the Company) and the UNITED STEELWORKERS OF AMERICA, or its successors (hereinafter referred to as the Union). Except as otherwise expressly provided herein, the provisions of this agreement shall be effective 12:01 A.M. May 3, 1998.

                                    PREAMBLE

        WHEREAS, the parties have agreed to establish a 401(k) Plan under a 401(k) Agreement and to provide for the payment of Benefits from the trust to be established.

        IT IS HEREBY AGREED, between the parties as follows:

                             ARTICLE I - DEFINITIONS

        Wherever used herein, the terms hereinafter referred to in this 401(k) Agreement shall be understood to have the following meaning:

        1. The terms "Company," "Union" and "Employee," shall have the same meanings as ascribed to such words in the 1998 Basic Agreement between the parties dated May 3, 1998, in respect of rates of pay, hours of work, and conditions of employment.




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        2. The terms "Continuous Service" and "Hour of Service" shall have the same meanings as ascribed to such words in the 1998 Pension Agreement between the parties dated May 3, 1998.

        For purposes of (A) credit for service for determining an Employee's eligibility to participate in the Plan under Article II, Section A, and (B) the restoration of credit for prior Continuous Service when an Employee returns to active service after a break in service:

        (i) The computation period to be used for determining an Employee's eligibility to participate in the Plan shall be the Vesting Computation Period;

        (ii) The term "One Year Break in Service" for purposes of eligibility to participate means a 12-month period, which shall be the Vesting Computation Period, during which the Employee has not completed more than 500 Hours of Service;

        (iii) The term "Vesting Computation Period" means (a) a 12-month period, starting from the date of hire by the Company and anniversaries of that date, or
(b) a 12-month period following a break in service resulting in a loss of Continuous Service and starting from the date of rehire by the Company and anniversaries of that date;

        (iv) The term "Hour of Service" means each hour (a) for which an Employee is paid, or entitled to payment for the performance of duties for the Company or for which he is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, (b) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company, or (c) for which an Employee is credited pursuant to




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Sections 410(a)(5)(E) and 411(a)(6)(E) of the Internal Revenue Code, solely for the purpose of determining whether a One Year Break in Service has occurred. Hours of Service credited under (c) above shall be credited only in the Vesting Computation Period in which absence from work begins, if an Employee would be prevented from incurring a One Year Break in Service in such year or in any other case, in the immediately following Vesting Computation Period. Hours of Service shall be determined by dividing the payments received or due for reasons other than the performance of duties by the lesser of (a) the Employee's most recent hourly rate of compensation for the performance of duties or (b) the Employee's average hourly rate of compensation for the performance of duties for the most recent computation period in which the Employee completed more than 500 Hours of Service. Hours of Service shall be computed and credited in accordance with Department of Labor Regulation 2530.200b.

        In the case of an Employee who is absent from work for any period by reason of the pregnancy of the Employee, by reason of the birth of a child of the Employee, by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or by reason of caring for such child for a period beginning immediately following such birth or placement, the plan shall treat as Hours of Service solely for purpose of determining under this paragraph whether a One Year Break in Service has occurred, the hours which otherwise would normally have been credited to the Employee but for such absence, or in any case in which the Plan is unable to determine the Hours of Service, 8 Hours of Service per day of absence, except that the total number of hours treated as Hours of Service by reason of any such pregnancy, birth or placement shall not exceed 501 hours. The




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hours shall be treated as Hours of Service only in the Vesting Computation
Period in which the absence from work begins, if the Employee would be prevented from incurring a One Year Break in Service in such Vesting Computation Period solely because the period of absence is treated as Hours of Service or, in any other case, in the immediately following Vesting Computation period.

        3. The term "Beneficial Interest" shall mean the proportionate allocation of assets held by the Plan in the name of the Trust on behalf of each Participant, which allocation is determined each business day for each Participant by the ratio of total contributions to the Plan made by the Participant compared to the total contributions to the Plan made by all Participants.

        4. Beneficial Loan Interest - The market value of the assets representing the Participant's Beneficial Interest in the Trust in the custody of the Trustee as of any valuation date, determined for Timken Company stock by the market price for such common stock, as reported by the New York Stock Exchange, on any valuation date and for other investment options by the market value on the most recent valuation date immediately preceding the date of the loan.

        5. The term "Gross Earnings" shall mean an Employee's regular wages paid (including any overtime or premium payments and any cost of living adjustments or cost of living allowances) during his or her period of participation in the Plan, but excluding any special types of payments, such as, but not limited to, suggestion awards, vacation pay, or retirement benefits. For purposes of this Plan, gross earnings cannot exceed $160,000, or if greater, the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code.




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        6. The term "Highly Compensated Employee" effective January 1, 1997, shall mean any employee who, during the year or the preceding year --

        (A) was at any time during the current Plan Year or the preceding Plan Year a 5-percent or more owner of the Company's outstanding common stock, or

        (B) received compensation from the Company in excess of $80,000 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(B) of the Internal Revenue Code), and if the Company so elects, was in the top-paid group (the top twenty percent (20%) of employees ranked on the basis of compensation received during the year, but excluding any employee described in Section 414(q)(5) and Q & A 9(b) of Section 1.414(q)-1T of the Treasury Regulations) of employees for such year.

        For purposes of this definition, compensation is compensation within the meaning of Section 415(c)(3) of the Internal Revenue Code, including elective or wage reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

        A former employee shall be considered a highly compensated employee, if he separates from service (or was deemed to do so) prior to the year for which the determination is made, performed no service for the Company during such determination year, and was a highly compensated employee for either the year in which he separated from service or any determination year ending on or after his 55th birthday.

        (C) was at any time an officer and received compensation greater than $45,000 (or if greater, 150 percent of the amount in effect under Section 415(c)(1)(A)) for such year.

        7. The term "Participant" shall mean any Employee who meets the requirements of Article II below.




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        8. The term "Plan" shall mean the 401(k) plan established by this
Agreement, which 401(k) plan is a profit sharing plan qualified under the Internal Revenue Code and includes a cash or deferred arrangement.

        9. The term "Plan Administrator" shall mean the Company.

        10. The term "Plan Year" shall mean a period which includes all pay periods for which payment is made in a calendar year.

        11. The term "The 401(k) Trust" or "the Trust" shall mean the Trust established in connection with the Plan which holds and invests the Participant contributions.

        12. The term "Trustee" shall mean a trust company selected by the Company and any successors thereto.


                          ARTICLE II - 401(K) BENEFITS

A.  Eligibility and Participation

      1. Participation in this Plan shall be available only to Employees of the Company in the United States, who have completed the eligibility requirements to be participants under the 1998 Insurance Agreement and to Employees who have completed 1000 Hours of Service with the Company within a 12-month period, which shall be the Vesting Computation Period, even if such Employees do not meet the eligibility requirements to be participants under the 1998 Insurance Agreement.

      2. Eligible Employees electing to participate in this Plan for the first time or following a return to active employment with the Company must elect to participate in this Plan by filing a written election to do so, which election will be effective with the first available pay period.




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Any other election to participate or reparticipate may be accomplished by utilizing the interactive voice response system, which election will be effective with the first available pay period.

      3. An Employee's election to participate in this Plan shall designate the amount of wage reduction elected by the Employee to be contributed to this Plan, as provided in Section B of this Article II. Such election shall become effective with the first available pay period.

      4. An Employee's election to participate in this Plan shall continue in effect until the Employee utilizes the interactive voice response system to terminate his or her participation or until such Employee ceases to be eligible to participate in this Plan.

      5. If an employee who was a participant in this Plan at any time returns to active service with the Company, he shall be eligible to recommence participation on the first day of the first calendar quarter starting after his return to service.

B.  Wage Reduction Contributions

      1. At any time, in accordance with Section A above, a Participant may elect to have his or her wages reduced and the subsequent reduction contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and fifteen percent (15%) of his or her Gross Earnings to be deducted from his or her wages payable for each pay period; provided however, that the percent reduction selected cannot result in more than a $10,000 wage reduction contribution on behalf of a Participant in a Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue
Code).

      2. A Participant's election as to the rate of his or her wage reduction contributions to this Plan will remain in effect until the Participant changes his or her election, ceases to be




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eligible to participate, utilizes the interactive voice response system to terminate his or her participation in this Plan.

      3. A Participant may change his or her election as to the rate of wage reduction contributions to this Plan by utilizing the interactive voice response system on any business day. Any change made on the appropriate form will be effective for the first available pay period and all succeeding pay periods, unless changed again by the same procedure.

      4. A Participant who is a Participant in the Plan at the time that the Company pays certain lump sum payments to such Participant will have such payment reduced and the subsequent reduction contributed to this Plan, in an amount equal to the wage reduction percentage then in effect for such Participant.

C.  Limits on Contributions

      1. In no event shall the annual addition to a Participant's account under this Plan and any other contributions to qualified defined contribution plans maintained by the Company exceed the lesser of $30,000 as adjusted or 25 percent of the Participant's total compensation from the Company. The annual addition shall be a Participant's wage reduction contributions, contributions to qualified defined contribution plans maintained by the Company, and amounts allocated after March 31, 1984, to an individual medical account, as defined in
Section 415(c)(2) of the Internal Revenue Code, which is a part of a pension or annuity plan maintained by the Company. Amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of




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the Code, maintained by the Company are also treated as annual additions. For purposes of this Section C, Paragraph 1, compensation shall include all amounts received by a Participant from the Company during a calendar year for the performance of personal services, to the extent that such amounts are includable in taxable income. In no event shall the amount of Participant wage reduction contributions to a Participant's account exceed $10,000 for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue Code).

      2. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the contributions to the Participant's account made under this Plan shall be reduced as necessary.

      3. a. If the Participant is also a participant in a defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0.

         b. The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Company, and the denominator of which is the lesser of (a) 1.25 times the dollar limitation of Section 415(b)(1)(A) of the Internal Revenue Code in effect for the limitation year, or (b) 1.4 times the Participant's average compensation for the three consecutive years that produce the highest average.

         c. The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual additions to the Participant's account under all defined contribution plans




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maintained by the Company (whether or not terminated) for the current and all prior limitation years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Company: (a) 1.25 times the dollar limitation in effect under
Section 415(c)(1)(A) of the Code for such year, or (b) 1.4 times the amount which may be taken into account under Section 415(c)(1)(B) of the Code.

      4. If the annual addition which would otherwise be made to a Participant's account exceeds the permissible amount, the Company's contribution to the defined benefit plan shall be reduced accordingly.

D.  Interests Non-Forfeitable

      Participants shall have an immediate fully vested and non-forfeitable right to Participant contributions properly credited to their respective accounts and the income attributable thereto.




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E.    Veterans' Rights

      1. A Participant who is reemployed by the Company pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 shall be treated as not having incurred a break in service with the Company by reason of such Participant's period or periods of service in the armed forces of the United States. Each period served by a Participant in the armed forces shall, upon reemployment, be deemed to constitute service with the Company for purposes of determining non-forfeitability of benefits and the accrual of benefits under the Plan.

      2. A Participant so reemployed shall be entitled to accrued benefits that are contingent on the making of, or derived from, Wage Reduction Contributions only to the extent such Participant makes payment to the Plan with respect to such Wage Reduction Contributions. No such payment may exceed the amount the Participant would have been permitted to contribute had the Participant remained continuously employed by the Company through the period of service in the armed forces. Any payment of Wage Reduction Contributions to the Plan shall be made during the period beginning with the date of reemployment and whose duration is three (3) times the period of the Participant's service in the armed forces, not to exceed a maximum duration of five (5) years.

      3. For purposes of computing Wage Reduction Contributions under Section E., Paragraph 2, above, the Participant's compensation during the period of service in the armed forces shall be computed at the rate the Participant would have received, but for the period of service in the armed forces, or, in the case that the determination of such rate is not reasonably certain, on the basis of the Participant's average compensation during the twelve (12)-month




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period immediately preceding such period of service in the armed forces, or if shorter, the period of employment immediately preceding such period.




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                      ARTICLE III - OPERATION OF THE TRUST

A.  Investment of Funds

      1. A Participant will be able to invest his Wage Reduction Contributions in Timken Company Stock and three (3) other basic investment options offered by the Trustee, which options shall be selected by the Plan Administrator. The Plan Administrator may offer additional investment options. There will be no investment fees for Participants for the Timken Company stock and three (3) other basic investment options, but investment fees on the additional options will be charged to the account of any Participant electing them. At the time the Participant enrolls or reenrolls in the Plan, he or she may select what percentage, if any, of his Wage Reduction Contributions, in increments of five percent (5%), he wishes to place in each investment option.

      2. Each business day, the Trustee or its designee shall, by appropriate accounting procedures, determine the Beneficial Interest of each Participant in the assets then held in the Trust.

      3. As soon as possible following the end of each calendar quarter, each Participant shall receive a statement showing the details of the Participant's Beneficial Interest in the Trust.

      4. A Participant can request fund transfers on any business day of his prior Wage Reduction Contributions from one investment option to another by utilizing the interactive voice response system. The Participant may elect what percentage, if any, of those assets in the Participant's investment accounts as of the effective date of the transfer, will be reallocated in five percent (5%) increments to the investment options chosen by the Participant. The




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Participant's request for transfer must be received by the first day of the calendar month to become effective by the end of that month.

B.  Distributions from the Trust

      1. The shares held in the Trust for the benefit of a Participant shall be distributed to the Participant upon retirement at or after normal retirement age
(65), upon early retirement as provided under the then current Pension Agreement, upon a break in Continuous Service with the Company or to the Participant's beneficiary upon the death of the Participant, except as hereinafter provided.

      2. a. A Participant's beneficiary shall be his or her spouse or, if the Participant has no spouse or the Participant's spouse consents (in the manner described in this Paragraph) to the designation of another person or persons, such other person or persons as is designated by the Participant as his or her beneficiary. A Participant may elect at any time during the applicable election period, which begins on the first day of the Plan Year in which the Participant becomes a Participant in the Plan and ends on the date of the Participant's death, to waive the surviving spouse as beneficiary and may revoke any such election at any time during the applicable election period. The Plan shall provide to each Participant, within the applicable period with respect to such Participant, (and consistent with such regulations as the Secretary of the Treasury may prescribe) a written explanation of: (i) the terms and conditions of the death benefit; (ii) the Participant's right to make, and the effect of, an election to waive the spouse as beneficiary; (iii) the rights of the Participant's spouse; and (iv) the right to make, and the effect of, a revocation of an election. The term "applicable period" means, with respect to a Participant, whichever of the following periods ends last: (i) a period beginning with the




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first day of the Plan year in which the Participant attains age 32 and ending with the close of the Plan year preceding the Plan Year in which the Participant attains age 35; (ii) a reasonable period after the individual becomes a Participant; (iii) a reasonable period ending after Section 417(a)(5) of the Internal Revenue Code ceases to apply to the Participant; (iv) a reasonable period ending after Section 401(a)(11) of the Code applies to the Participant; and (v) a reasonable period after separation from service in case of a Participant who separates before attaining age 35.

           b. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse's consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or it is established to the satisfaction of the Plan Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.

          c. In order to elect to waive his spouse as beneficiary, a Participant also must affirmatively elect that the payment of his benefits not be in the form of a life annuity, and with respect to such Participant, this Plan may not be a transferee of a defined benefit plan or an




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individual account plan subject to the funding standards of the Internal Revenue
Code or any other plan required to provide a mandatory qualified joint and survivor annuity provision.

          d. If a Participant has no spouse, if the spouse has consented in the manner described above to not being the designated beneficiary, if the spouse cannot be located or because of circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Administrator, designate or change the designation of a beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, be paid at the discretion of the Company to the deceased Participant's surviving spouse, child or children, parent or parents, and/or the executor or administrator of his estate.

      3. (a) Such distributions shall be made in a lump sum as soon as possible after the Participant retires, the Participant's death occurs or Continuous Service is broken. The appropriate tax withholding will be made, unless the Participant directs the Company, pursuant to procedures to be implemented by the Company, to transfer the distribution as a rollover distribution to an eligible retirement plan. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten (10) years or more; (b) any distribution to the extent such distribution is required under Section




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401(a)(9) of the Internal Revenue Code; and (c) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in
Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. For purposes of this provision, a Participant includes an Employee or former Employee, a Participant's surviving spouse and a Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code.

      b. If the distribution exceeds $5,000, it cannot be distributed without the written consent of the Participant and the Participant's spouse, if any, or in cases where the participant is dead, the participant's surviving spouse or beneficiary (if the surviving spouse is not the beneficiary).

      (c) Effective January 1, 1997, in no event shall payment of such benefits be deferred beyond April 1 of the calendar year following the calendar year in which a Participant who is a five percent (5%) owner (as defined in Section 416 of the Code) attains age 70-1/2. For a Participant who is not a five percent (5%) owner, the payment of benefits shall not be deferred beyond April 1 of the calendar year following the later of the calendar year in which the




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Participant attains age 70-1/2 or the calendar year in which the Participant retires, provided that any Participant may request that benefits commence upon attainment of age 70-1/2. If distributions are required to be made under this Section B, Paragraph 3, they shall be made in a lump sum payment. The requirements of this Section B, Paragraph 3, shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Agreement. All distributions required under this Section B, Paragraph 3, shall be determined and made in accordance with the proposed regulations under Section 401(a)(9) of the Internal Revenue Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.

      4. A Participant otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant shall direct the Company to make said distribution, provided that such distribution must be made not later than the time specified in Section B, Paragraph 3 above. Upon written notice from the Participant, such distribution shall be made in a lump sum as soon as possible after the notice is received. During the time such distribution remains in the Plan, the Participant may make the investment transfers described in Section A, Paragraph 4 above.

      5. a. Partial or total distributions of his wage reduction contributions may also be made to a Participant, upon application to the Company, in cases of hardship. If a Participant elects a withdrawal prior to the date he retires, becomes disabled or terminates his service with the Company, such withdrawal will require the consent of the Company and such consent shall be given only if, under uniform rules and regulations, the Company determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Participant, the




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amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably available from the resources of the Participant. If the Participant is married, a distribution in excess of $3,500 cannot be distributed without the written consent of the Participant's spouse.

         b. The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the participant, payment of post-secondary educational tuition for a semester or a quarter for the Participant or his dependents, health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Participant's principal residence.

         c. The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant, the Participant has obtained all distributions (other than hardship distributions) under all plans maintained by the Company, the Participant agrees that all wage reduction contributions and all other Participant contributions to all plans maintained by the Company will be suspended until January 1 following 12 months after receipt of the hardship distribution, and the Participant agrees that any wage reduction contributions made in the taxable year following the taxable year of the hardship distribution shall not exceed the maximum limit under Section




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402(g) of the Code less the amount of the Participant's wage reduction contributions for the taxable year of the hardship distribution.

          d. Such election may be made at any time, but not more frequently than once a year, except in the case of post-secondary educational tuition for a semester or a quarter. All withdrawal elections shall be made by a Participant on written forms supplied by the Company for that purpose. Such distributions shall be made as soon as possible after the end of the quarter in which the application to the Company is made.

      6.a. A Participant may obtain a loan from the Trust upon proper application to the Trust pursuant to procedures established by the Plan Administrator. The nature and amount of the loan must conform to the following rules and limits:

        (1)   The minimum loan amount is $1,000.

        (2) The maximum loan amount is fifty percent (50%) of the Participant's Beneficial Loan Interest, provided, that no loan may be greater than $50,000, reduced by the excess, if any, of (a) the highest outstanding loan balance from the Plan during the one
              (1)-year period ending on the day before the date on which such loan is made over (b) the outstanding loan balance from the Plan on the date on which such loan is made. The Trustee will accept only the Participant's accrued benefit as collateral for loans.

        (3)   The term of the loan cannot exceed four (4) years.

        (4) A Participant may have only one (1) loan from this Plan in effect at any one time period and may apply for only one (1) loan within each twelve (12)-month period.




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        (5)   The Plan Administrator will establish the rate of interest to be charged on all loan balances. This rate of interest will be one percent (1%) in excess of the prime rate as published in the Wall Street Journal the first business day of the month in which the loan is granted.

        (6) The loan shall be repaid by the Participant, if the Participant is an active Employee, through payroll deduction as established by the loan agreement. If the Participant is not an active Employee, the Participant and the Company shall agree to a repayment schedule which shall be incorporated in the loan agreement. The loan may be repaid in full at a date earlier than provided in the loan agreement with no penalty. Interest paid by the Participant will be credited directly to the Participant's account. The loan fee of $50.00 per loan will be paid by the Participant from funds other than those in the Trust.

        (7) The loan amount will be taken on a pro-rata basis from the Beneficial Loan Interest in all investment options at the time of the loan. Repayments will be redeposited into the Participant's current investment options and contributions using the current ratio.

        (8) If a Participant does not repay a loan which he or she may have from the Plan, the Trustee will declare such loan to be in default when the loan is in arrears of repayment for more than ninety (90) days. The Trustee may take steps to preserve Plan assets, if necessary, in the event of such default. Once default has been established, the amount of the loan in default (unpaid principal and the interest accrued thereon) shall be treated as a distribution from the Plan in the Plan Year in which the default occurs. The amount of the default will not constitute part of subsequent distribution from the Trust.

        (9) The proceeds of the loan cannot be applied toward the purchase of any securities.

        b. Loans may be applied for on any business day. Loan applications shall be made through the interactive voice response system.

      7.a. When a Participant has satisfied the eligibility requirements of the Plan, the Company may transfer the Participant's account balance under another qualified defined contribution plan or a conduit individual retirement account which authorizes such transfers to the Plan. Transferred accounts shall be subject to such rights, restrictions, and features (including vesting provisions) applicable to assets in similar accounts contributed to and held under the Plan. The Plan Administrator may establish such non-discriminatory restrictions and rules applicable to such transfers from the Plan and transfers to the Plan as it may determine to be necessary or desirable to maintain the qualified status of the Plan. In no event shall any amount be transferred to the Trust from a defined benefit pension plan or a money purchase pension plan.

        b. The Company may transfer a Participant's account under the Plan to another qualified defined contribution plan maintained by the Company, when the Participant transfers employment from an employee group covered by the Plan to an employee group not so covered, provided that the other plan accepts such transfers. Accounts so transferred shall be subject to such rights, restrictions, and features (including vesting provisions) applicable to assets in similar accounts contributed to and held under the other plan. The Plan Administrator may establish such non-discriminatory restrictions and rules applicable to such transfers as it may determine to be necessary or desirable to maintain the qualified status of the Plan (and any other plan sponsored by it) under the Code.

C.  Equity Determination

      1. The Company may amend or revoke the wage reduction election of any Participant at any time, if the Company determines that such revocation or amendment is necessary to insure that the annual addition to a Participant's account for any Plan Year will not exceed the limitations of Section C, Paragraph 1 of Article II or to insure that the discrimination tests of Section 401(k) or 401(m) of the Internal Revenue Code are met for such Plan Year. The discrimination tests shall be (1) that the Employees eligible to benefit under this Plan shall satisfy the nondiscrimination provisions of Section 410(b)(1) of the Internal Revenue Code, (2) that the actual deferral percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(k)(3) of the Internal Revenue Code and (3) that the actual contribution percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(m) of the Internal Revenue Code.

      2. Effective January 1, 1997, in the event that the Plan should fail to meet the tests referred to in Section C, Paragraph 1 of this Article III, the amount of excess contributions for a Highly Compensated Employee for a Plan Year will be determined in the following manner. The actual deferral ratio of the Highly Compensated Employee with the highest dollar amount of contributions will be reduced to the extent necessary to satisfy the actual deferral percentage test or cause such ratio to equal the dollar amount of the Highly Compensated

Employee with the next highest dollar amount of such contributions. This process will be repeated for each Highly Compensated Employee until the actual deferral percentage test is satisfied. The amount of excess contributions for a Highly Compensated Employee for a Plan Year is equal to the total of wage reduction contributions taken into account for the actual deferral percentage test minus the product of the Employee's reduced deferral ratio as determined above and the Employee's compensation. The distribution of any excess contributions will include the income allocable thereto. The income allocable to excess contributions includes income for the Plan Year for which the excess contributions were made. The amount of excess contributions for a Highly Compensated Employee for a Plan Year will be distributed to that Highly Compensated Employee after the close of the Plan Year in which the excess contributions occurred and within twelve (12) months after the close of the Plan Year. The amount of excess contributions to be distributed shall be reduced by excess deferrals previously distributed for the taxable year ending in the same Plan Year and excess deferrals to be distributed for a taxable year will be reduced by excess contributions previously distributed for the Plan Year beginning in such taxable year.


For purposes of the actual deferral percentage test and the determination of excess contributions, compensation shall be all amounts received by a participant from the Company during a calendar year for the performance of personal services to the extent that such amounts are includable in taxable income.

                   ARTICLE IV - GENERAL CONDITIONS CONCERNING

                              THE 401(K) AGREEMENT

A.  Merger, Consolidation or Transfer

      In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if this Plan had then terminated).

B.  Nonalienation of Participants' Interests

      1. No right to the monies contributed by a Participant under this Plan, nor in any assets held by the Trustee, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale or transfer of any kind prior to being distributed to the Participant as provided in the Plan. However, the Trustee is granted in the Trust Agreement a lien on Trust assets for the payment of Trustee fees and expenses. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell or otherwise transfer his or her right to any shares or monies held by the Trustee, such attempted alienation, assignment, encumbrance, pledge, sale or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment or levy. In the event of an attempted attachment, garnishment or levy of the Participant's interest in the Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.

      2. Section B, Paragraph 1 above shall not apply if the attachment or garnishment of the Participant's interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree or order that relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (1) the name and last known mailing address of the Participant and of each alternate payee covered under the order, (2) the amount or percentage of the Participant's benefits to be paid to any alternate payee, or the manner in which such amount or percentage is to be determined, (3) the number of payments or the period to which the order applies, and (4) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

      3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Company a written request regarding the time and manner of payment of the alternate payee's interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Internal

Revenue Code, such request shall be considered by the Company and shall be acted upon in accordance with the terms of such qualified domestic relations order. The options available to an alternate payee shall be those set forth in Section B, Paragraph 3 of Article III, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Section B, Paragraph 3 of Article
III. If an alternate payee so desires, distribution of an alternate payee's interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Company and by the court.

C. Conditions to the Effectiveness and Continuance of the Plan

      1. The Company will not be required to make any contributions (either Company or wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k) and 401(m), Internal Revenue Code, and exempt from Federal Income Tax under Section 501(a) of the Code. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.

      2. The Company will not be required to make any contributions (either Company or wage reduction contributions) to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the contributions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.

      3. In the event the Plan fails to qualify INITIALLY under the applicable provisions of the Internal Revenue Code, the contributions shall be returned to the Company and the Participants.


                     ARTICLE V - ADMINISTRATION OF THE PLAN

A.  Plan Administration

      1. The Company, which shall be the Plan Administrator, shall have responsibility for the administration of this Plan, including power to construe said Plan, to select the investment options to be available to Participants, to determine all questions that shall arise thereunder, including particularly questions on eligibility and participation of Employees and all matters necessary for it properly to discharge its duties, powers and obligations and to apply its established policies concerning the employment status of Participants. The decision of the Company made in good faith upon any manner within the scope of its authority shall be final, but the Company at all times in carrying out its decisions shall act in a uniform and nondiscriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.

      2. The Company shall pay all expenses incurred in connection with the administration of the Plan and Trust.

      3. The Plan established by this Agreement is maintained for the exclusive benefit of Participants and beneficiaries, and the Plan's terms, including those relating to coverage and benefits are legally enforceable. The Plan shall be administered in accordance with all applicable state and federal laws and regulations.

B.  Information As To 401(k) Plan

      1. The Company agrees to furnish the following additional items of information to the Union:

      Information shall be furnished (1) to the District Director at North Versailles, Pennsylvania, in five (5) copies, (2) effective as of December 31 of the years in which this Agreement is in effect, and (3) within one hundred twenty (120) days from the 31st day of December of the years in which this Agreement is in effect.

      a.  Information

              (i) Name of trustee.

             (ii) Number of employees making contributions to the Plan.

            (iii) List of distributions made during preceding year showing:

                   (A) Social Security number, clock number, name, and address of recipient.

                   (B) Date hired.

                   (C) Amount of distributions.

             (iv) Financial information.

                   (A) Assets of fund at beginning of year.

                   (B) Participant contributions during year.

                   (C) Net amount of income for year.

                   (D) Net amount of disbursements.

                   (E) Assets of fund at end of year.

C.  Settlement of Disputes

      1. If any dispute shall arise between any participant or beneficiary applying for a benefit and the Administrator or between any Participant or beneficiary applying for a benefit and the Company, as to such Participant's or beneficiary's entitlement to a benefit or the amount of his benefit, such dispute may be disposed of in the manner provided for in the Adjustment of Grievances commencing with the last step in the grievance procedure preceding arbitration of the collective bargaining agreement in effect at the time such action is taken. Any Participant or beneficiary who wishes to submit such a dispute to such step of the grievance procedure must have a notice of his intention to do so filed by the Representative of the International Union with the Administrator postmarked within sixty (60) days from the date of the notice to him of the action to which he objects. The Participant or beneficiary shall state clearly and concisely, in such notice of his intention to submit such dispute to such step of the grievance procedure, all facts which are the basis of his grievance; and if he claims that any Article or Articles of this Agreement are involved, he shall specify such Article or Articles. The notice from the Administrator shall advise such Participant or beneficiary of his right to submit such dispute to such step of the grievance procedure within said time. The arbitrator, in deciding any such dispute and only insofar as necessary to decide such dispute, shall have authority only to interpret and apply the provisions of this Agreement to the facts as presented in evidence to him, but he shall not have the authority to add to or subtract from or, in any way, to alter or amend any of such provisions. The decision of the arbitrator on such dispute, which shall properly have been referred to him, shall be final and binding upon the Company, the Union, Participant or beneficiary, and the Administrator, unless said decision was procured or induced by corruption, fraud, or undue means or was beyond the scope of the arbitrator's authority herein provided.

      2. If no appeal to arbitration is taken in accordance with Section C hereof from any decision of the Administrator either awarding or denying a benefit under this Agreement, or modifying or reversing any earlier decision awarding or denying such benefit, such decision of the Administrator shall be final and binding upon said Participant or beneficiary or any person on his behalf, and upon the Union.


                  ARTICLE VI - EFFECTIVE AND TERMINATION DATES

      A. This 401(k) Agreement shall become effective at 12:01 A.M. May 3, 1998, except as otherwise expressed, and shall remain in effect until December 31, 2001, and for yearly periods thereafter unless either party shall give written notice to the other party 60 days prior to May 1, 2001 of its desire to terminate the Agreement effective January 1, 2002 and to negotiate on a new agreement during the 60-day period prior to May 1, 2001.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in the respective names by their respective names by their respective representatives thereunto duly authorized, as of the day and year first above written.

            UNITED STEELWORKERS OF AMERICA

               ------------------------------------
                          George Becker

               ------------------------------------
                           Leo Gerard

               ------------------------------------
                          Richard Davis

               ------------------------------------
                           Leon Lynch

               ------------------------------------
                          Andrew V. Palm

               ------------------------------------
                           Jack Coates

               ------------------------------------
                          William H. Ehman

               ------------------------------------
                          Joseph A. Camaione

               ------------------------------------
                           William R. Burns

               ------------------------------------
                           Robert W. Welc

               ------------------------------------
                           Ronald A. Moyer

               ------------------------------------
                           David Baum

            LATROBE STEEL COMPANY

               ------------------------------------
                           Charles T. DeVault

               ------------------------------------
                           Lori A. Wisener

SUMMARY PLAN DESCRIPTION

      This Notice plus your booklet entitled "1998 401(k) Agreement between Latrobe Steel Company and United Steelworkers of America, AFL-CIO" provide you with the Summary Plan Description required by the Employee Retirement Income Security Act of 1974 (ERISA).

      NAME OF PLAN

      401(k) Plan for Hourly-Paid
      Employees of Latrobe Steel
      Company

      NAME AND ADDRESS OF EMPLOYER

        Latrobe Steel Company

        Subsidiary of The Timken Company

        2626 Ligonier Street

        Latrobe, PA 15650

      EMPLOYER IDENTIFICATION NUMBER

        25-0610595

      PLAN NUMBER

        018

      TYPE OF PLAN

        Defined Contribution Pension Plan

      TYPE OF ADMINISTRATION

        Trusteed Plan

      PLAN ADMINISTRATOR

      The Employer named above. The Plan Administrator has authority to control and manage the operation and administration of the Plan.

      PLAN TRUSTEE

        Society National Bank

        P.O. Box 5937

        Cleveland, OH  44101

      TELEPHONE NUMBER OF PLAN ADMINISTRATOR

        (412) 532-6355

      AGENT FOR LEGAL SERVICE OF LEGAL PROCESS

        The Employer named above and the plan trustee.

      COLLECTIVE BARGAINING AGREEMENTS

      The Plan is maintained pursuant to a collective bargaining agreement between the Company and the United Steelworkers of America.

      BENEFITS

      The Plan provides retirement benefits. The 401(k) Agreement booklet describes these benefits in detail.

ELIGIBILITY FOR A BENEFIT

      You must have completed the eligibility requirements to be a Participant under the Insurance Agreement. Employees may choose to participate on a calendar quarter basis.

        NORMAL RETIREMENT. You must have attained age 65.

        EARLY FULL RETIREMENT. You must have at least 15 years of continuous service and have attained age 62; or have at least 30 years of continuous service.

        60/15 RETIREMENT. You must have at least 15 years but less than 30 years of continuous service and have attained age 60.

        PERMANENT INCAPACITY RETIREMENT. You must have at least 15 years of continuous service and be permanently incapacitated.

        70/80 RETIREMENT. You must have at least 15 years of continuous service and attained age 55 with combined age and years of service that equals 70 or more; or have a combined age and years of continuous service that equals 80 or more, and

            1. continuous service is broken by reason of a permanent shutdown of a plant, department or subdivision or by reason of a layoff or physical disability, or

            2. continuous service is not broken and you are absent from work by reason of

                  a. layoff resulting from election to be placed on layoff status pursuant to provisions of Basic Agreement applicable in event of a permanent shutdown, or

                  b. physical disability or layoff other than layoff resulting from an election in a. above and whose return to active employment is declared unlikely by the Company, or

                 3. continuous service is broken and while on layoff status by reason of election pursuant to provisions of Basic Agreement applicable to a permanent shutdown, accepts a job with the Company and, prior to expiration of 90 consecutive calendar days from the first day worked on such job, elects to retire.

            BREAK IN CONTINUOUS SERVICE BENEFIT. If you are not eligible to receive any of the above benefits and your continuous service is broken for any reason.

            RULE OF 65 RETIREMENT. You must have at least 20 years of continuous service and a combined age and years of continuous service that equals 65 or more, and

                  1. continuous service is broken by reason of a permanent shutdown of a plant, department or subdivision or by reason of an extended layoff or disability, and

                  2. the Company fails to provide suitable long-term employment.

TERMINATION OF BENEFITS

      See your 401(k) Agreement booklet for circumstances governing disqualification, ineligibility or denial of benefits.

      SOURCE OF CONTRIBUTION TO THE PLAN

      Employee contributions.

      FUNDING

      The Plan is funded by the payment of Employee contributions to the Plan Trustee, through payroll deduction, up to 15 percent (15%) of compensation.

      PLAN YEAR

      The financial records of the Plan are kept on a Plan Year basis ending on each December 31.

      PLAN INSURANCE

      Benefits under this Plan are based on the balance in your individual account and therefore are not insured by the Pension Benefit Guaranty Corporation (PBGC) under the plan termination provisions of ERISA.

      SURVIVOR BENEFITS

      The Plan provides Survivor
      Benefits.  The 401(k)
      Agreement booklet describes
      these benefits in detail.

      HOW TO FILE A CLAIM

      As outlined in 401(k) Agreement Booklet. Forms may be obtained from the Plan Administrator.

      HOW TO APPEAL A CLAIM

      In the event a claim has been denied in whole or in part, an Employee or beneficiary can request the Plan Administrator to review the claim. You may have access to papers affecting the claim, may present written arguments concerning this claim, and may have a representative if you desire. This request for review should be sent within 60 days after you receive notice of denial of the claim. When requesting a review, please state the reason you believe the claim was improperly denied and submit any data, questions or comments you deem appropriate.

      The Plan Administrator will re-evaluate all the information. You will be informed of its decision in writing within 60 days of your request for review unless additional information is required of you. In that case, the decision will be made within 60 days of receipt of the additional information.

      After you have received the decision of the Plan Administrator, you may appeal your claim for benefits, pursuant to provisions presently included in the grievance procedure of your 401(k) Agreement booklet.

      Instructions for appealing claims for benefits are presently included in the grievance provisions of your 401(k) Agreement booklet.

STATEMENT OF ERISA RIGHTS

      As a participant in the 401(k) Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

      -examine, without charge, at the plan administrator's office all plan documents, including collective bargaining agreements and copies of all documents filed by the plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

      -obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

        -receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

        -obtain a statement telling you whether you have a right to receive a benefit at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working under the plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The plan must provide the statement free of charge.

    In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider the claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay those costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the plan administrator.

        If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

        The Philadelphia Regional PWBA Office is located at:

            Gateway Building
            3535 Market Street, Room M300
            Philadelphia, PA  19104
            Phone: (215) 596-1134


        The Cincinnati Regional Office is located at:
            1885 Dixie Highway,
            Suite 210
            Ft. Wright, KY
            41011-2664
            Phone:  (606)578-4680